UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2013

AGENUS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   781-674-4400

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 15, 2013, Agenus Inc. (the "Company") entered into a Securities Exchange Agreement with Ingalls & Snyder Value Partners L.P. ("Ingalls") and Arthur Koenig ("Koenig"), holders of all of the Company's outstanding 8.00% senior secured convertible notes issued in 2006 and which were due August 2014 (the "Notes") (approximately $39 million). The holders of the Notes exchanged (the "Exchange") the Notes, including all accrued interest thereon, for $10 million in cash, 2,500,000 shares of the Company's common stock, par value $0.01 (the "Shares"), and a contractual right to the proceeds from 20% of the revenue interests from QS-21 Stimulon® adjuvant partnered programs and 0.5% of the royalty interests on net sales of HerpV. The rights are governed by a Revenue Interests Assignment Agreement dated as of April 15, 2013 among the Company, its wholly-owned subsidiary Antigenics Inc. ("Agen MA"), Ingalls and Koenig.

The Company issued the Shares in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") by virtue of the exemption provided for in Section 3(a)(9) of the Securities Act. No commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Exchange, the Company and Agen MA entered into a Loan and Security Agreement dated as of April 15, 2013 (the "Loan Agreement") with Silicon Valley Bank to issue senior secured debt in the aggregate principal amount of $5 million (the "Loan"). The Loan will bear interest at a rate of 6.75% per annum, payable in cash on the first day of each month, and is secured by a lien against substantially all the assets of the Company and Agen MA. The Loan Agreement is subject to customary covenants that limit or restrict the Company's ability to incur certain liens, make certain investments, merge or consolidate, pay dividends other than dividends required to be paid pursuant to certain pre-existing commitments, make any other distribution or payment in respect of any capital stock, make payments on subordinated indebtedness other than regularly scheduled payments of interest, including most pre-payments of principal (which would restrict such unscheduled payments on the Subordinated Notes (as defined below)) , make dispositions of assets and incur additional indebtedness. The Loan Agreement specifies a number of events of default (some of which are subject to applicable cure periods), including, among other things, covenant defaults, other non-payment defaults, bankruptcy, certain penalties and judgments from a governmental authority, cross-defaults in respect of indebtedness over $50,000, and insolvency defaults. Additionally, any material adverse change with respect to Agen MA or the Company constitutes an event of default. Upon the occurrence of an event of default under the Loan Agreement, subject to cure periods in certain circumstances, Silicon Valley Bank may declare all amounts outstanding to be immediately due and payable and may foreclose upon the Company's assets that secure the Loan. During the continuance of an event of default which does not accelerate the maturity of the Loan, interest will accrue at a default rate equal to the otherwise applicable rate plus 5%. The Company may prepay the Loan at any time, in full, subject to certain notice requirement and a prepayment premium equal to 4% of the outstanding principal amount of the Loan.

In connection with the Exchange, the Company also entered into a Note Purchase Agreement, dated as of April 15, 2013 (the "Purchase Agreement") with various investors to issue senior subordinated notes (the "Subordinated Notes") in the aggregate principal amount of $5 million and 500,000 four year warrants to purchase shares of the Company's common stock at an exercise price of $4.41 per share.

The Subordinated Notes will bear interest at a rate of 10% per annum, payable in cash on the first day of each month in arrears. Among other default and acceleration terms customary for indebtedness of this type, such Subordinated Notes include default provisions which allow for the acceleration of the principal payment of the Subordinated Notes in the event the Company becomes involved in certain bankruptcy proceedings, becomes insolvent, fails to make a payment of principal or (after a grace period) interest on the Subordinated Notes, defaults on other indebtedness with an aggregate principal balance of $5 million or more if such default has the effect of accelerating the maturity of such indebtedness, or becomes subject to a legal judgment or similar order for the payment of money in an amount greater than $5 million if such amount will not be covered by third-party insurance. The Subordinated Notes are not convertible and will mature on April 15, 2015, at which point the Company must repay the outstanding balance in cash. The Company may prepay the Subordinated Notes at any time, in part or in full, without premium or penalty.

The securities issued in connection with the Purchase Agreement were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Neither the warrants nor the underlying shares of common stock have been registered under the Securities Act. Neither the warrants nor such underlying shares of common stock may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. No commission or other remuneration was paid or given directly or indirectly for soliciting such issuance.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided above under Items 1.01 and 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 8.01. Other Events.

On April 16, 2013, the Company issued a press release announcing the above transactions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued by Agenus Inc. dated April 16, 2013.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGENUS INC. (Registrant)
April 16, 2013 (Date)	/s/ GARO H. ARMEN Garo H. Armen Chairman and CEO

Exhibit No.	Description
99.1	Press Release issued by Agenus Inc. dated April 16, 2013.